Exhibit 10.1

BANC OF CALIFORNIA, INC.
EXECUTIVE INCENTIVE COMPENSATION PLAN
Effective as of April 29, 2019
1.Purpose. The purpose of the Executive Incentive Compensation Plan (the “Plan”) of Banc of California, Inc. (the “Company”) is to promote the financial interests of the Company and its subsidiaries by (i) attracting and retaining officers and key executives; (ii) motivating officers and key executives by means of performance-related incentives; and (iii) providing competitive incentive compensation opportunities. The Plan shall be effective as of April 29, 2019.
2.Administration. The Plan shall be administered by the Compensation and Human Capital Committee of the Board of Directors of the Company (the “Board”) or such other committee of the Board or subcommittee as the Board may from time to time designate (the “Committee”), which shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. To the extent the Board determines appropriate, each member of the Committee shall at the time of appointment to the Committee and at all times during service as a member of the Committee be (1) a “non-employee director” as then defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule, (2) an “independent” director under the rules of the New York Stock Exchange (“NYSE”), and (3) an “independent” director under any other applicable regulatory requirements.
Subject to the express provisions of the Plan, the Committee shall have authority to:
(i) select the employees who will participate in the Plan (the “Participants”);
(ii) determine the size of the awards to be made under the Plan; and
(iii) establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan.
3.Participation. Participants in the Plan shall be selected by the Committee for each calendar year (each “Plan Year”) from the executive employees of the Company. No employee shall at any time have a right to be selected as a Participant in the Plan for any Plan Year, to be entitled automatically to an award, nor, having been selected as a Participant for one Plan Year, to be a Participant in any other Plan Year.
4.Incentive Awards, Performance Goals and Performance Periods.
4.1. Incentive Awards. Incentive awards (“Incentive Awards”) may be earned by Participants during a specified performance period (a “Performance Period”) selected by the Committee in its discretion; provided, however, that payment of any Incentive Award under the Plan shall be contingent upon the achievement of the relevant performance goals established by the Committee (“Performance Goals”) during the Performance Period.
4.2. Performance Goals.
(a) Performance Goals. The Committee shall establish for the relevant Performance Period all Performance Goals and the amounts, which may be expressed as a percentage of an incentive pool or other measure prescribed by the Committee, that may be earned upon their level of achievement. Performance Goals may be based upon one or more subjective or objective performance measures (the “Performance Criteria”) as determined by the Committee in its discretion. Performance Goals based on such Performance Criteria may be based on individual performance or on the performance of the Company, an subsidiary, any branch, department, business unit or other portion thereof under such measure for the Performance Period and/or upon a comparison of such performance with the performance of a peer or other comparator group of corporations.
(b) Calculation. When the Performance Goals are established, to the extent applicable, the Committee shall also specify the manner in which the level of achievement of such Performance Goals shall be calculated and the weighting assigned to such Performance Goals. The Committee may determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws and the effects of non-operational items or unusual or infrequently occurring items, shall be included in or excluded from the calculation. Performance Goals based directly or indirectly upon the Company’s common stock shall be adjusted, as determined by the Committee, in the event of any change in the common stock by reason of a stock split, stock dividend, exchange, combination or reclassification of shares, recapitalization, merger, spin-off, split-off, split-up, dividend in partial liquidation, dividend in property other than cash, extraordinary distribution, or similar event.
4.3. Performance Periods. Unless otherwise determined by the Committee, there shall be one year Performance Periods under the Plan, and a new Performance Period shall commence on the first day of each Plan Year and end on the last day of such Plan Year. The Committee may establish longer Performance Periods, including multi-year Performance Periods, and the Committee may also establish shorter Performance Periods for individuals who are hired or become eligible after the commencement of a Performance Period and as otherwise deemed appropriate by the Committee in its discretion. The first Performance Period under the Plan shall commence on January 1, 2019 and end on December 31, 2019.
4.4. Determination of Incentive Award. The amount of a Participant’s Incentive Award for a Plan Year, if any, shall be determined by the Committee or its delegate in accordance with the level of achievement of the applicable Performance Goals and the other terms of the Plan; provided, however, that the Committee may determine in its discretion to make any downward or upward adjustment to any Incentive Award or to eliminate such Incentive Award. Prior to any payment of the Incentive Awards hereunder, the Committee shall determine the extent to which the Performance Goals and other material terms of the Plan were satisfied.
5.Termination of Employment. Unless otherwise determined by the Committee, a Participant whose employment or service with the Company and all subsidiaries and affiliates is terminated prior to the date of payment of an Incentive Award will forfeit all rights to any award for such Performance Period.
6.Payment to Participants.
6.1. Timing of Payment. An Incentive Award for a Performance Period shall be paid to the Participant on the date(s) specified in the Award Agreement, provided that if no date(s) are specified, then an Incentive Award shall be paid during the 2 ½ month period following the end of the year in which the Performance Period ends, subject to any permitted deferral election.
6.2. Form of Payment. Payment of Incentive Awards shall be made in cash; provided, however, that the Committee may, in its discretion, determine to pay an Incentive Award in shares of Company common stock from the Company’s 2018 Omnibus Stock Incentive Plan (or any successor plan) or any combination of cash and stock. In the case of payment in stock, the number of shares so awarded shall be determined by dividing the dollar value of the award to be paid in stock by the closing price of the Company’s common stock on the NYSE at the NYSE’s official closing time on the date the award is paid or, if there are no sales of stock on the NYSE on such date, the closing price of the stock on the last previous day on which a sale on the NYSE is reported.
6.3. Tax Withholding. All Incentive Awards shall be subject to Federal, state and local income, employment, and other tax withholding as required by applicable law.
7.Change in Control. Unless otherwise determined by the Committee in its discretion, if any Change in Control, as defined in the Company’s 2018 Omnibus Stock Incentive Plan (or any successor plan) at the time of the event, occurs prior to the end of any Performance Period, the then-current Performance Period shall automatically end and all Performance Criteria and other conditions pertaining to awards shall be deemed to be achieved or fulfilled on a pro-rata basis for (i) the number of whole months elapsed from the commencement of the Performance Period through the Change in Control over (ii) the number of whole months included in the original Performance Period, based on the actual performance level achieved or, if not determinable, at target performance. Such awards shall be payable as provided in Section 6.
8.Clawback. Notwithstanding any other provision of the Plan, all Incentive Awards shall be subject to the clawback or recapture policy, if any, that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Incentive Awards be repaid to the Company after they have been paid to the Participant.
9.No Assignments and Transfers; No Rights to Awards or Employment; Offset. A Participant shall not assign, encumber or transfer his rights and interests under the Plan and any attempt to do so shall render those rights and interests null and void. No employee of the Company or its affiliates or other person shall have any claim or right to be granted an award under this Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Company or its affiliates. All grants of Incentive Awards and delivery of shares, cash or other property under an Incentive Award granted under the Plan shall constitute a special discretionary incentive payment to the Participant and shall not be required to be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Participant unless specifically provided otherwise in the Incentive Award or underlying Plan, arrangement or agreement. Subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall have the right to offset against its obligation to pay or deliver shares pursuant to an Incentive Award to any Participant, any outstanding amounts such Participant then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Except as otherwise provided in an Incentive Award, neither this Plan nor any Incentive Award or agreement with respect thereto shall confer on any person other than the Company or a Participant any rights or remedies hereunder.
10.Amendment or Termination; Term. The Board may amend, suspend or terminate the Plan or any portion thereof at any time. No awards may be granted under the Plan subsequent to the termination of the Plan.
11.Section 409A. The intent of the parties is that payments under the Plan will comply with Section 409A of the Code to the extent subject thereto or be exempt therefrom and, accordingly, to the maximum extent permitted the Plan shall be interpreted and administered to be in compliance therewith. Any payments provided under the Plan that are payable within the short-term deferral period as defined in Section 409A of the Code shall not be treated as deferred compensation unless otherwise required by applicable law. To the extent a Participant would otherwise be entitled to any payment under this Plan, or any plan or arrangement of the Corporation or its affiliates, that constitutes “deferred compensation” subject to Section 409A payable by reason of separation from service, and that if paid or provided during the six months beginning on the date of termination of a Participant’s employment would be subject to the Section 409A additional tax because the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Corporation) the payment will be paid (or will commence being paid, if applicable) to the Participant on the earlier of the six month anniversary of the Participant’s date of termination or the Participant’s death. Each payment made under this Plan shall be deemed to be a separate payment.
12.Governing Law. The Plan and all Incentive Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.
13.Unfunded Plan. To the extent that any Participant acquires a right to receive any payment from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.
14.Construction, Headings. Unless the context requires otherwise, (i) words describing the singular number include the plural and vice versa, (ii) words denoting any gender include all genders, (iii) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation”, and (iv) references to the Company include any successor company. The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof. References in this Plan to any specific Plan provision will not be construed as limiting the applicability of any other Plan provision.

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